Exhibit 10.26

EMPLOYMENT AGREEMENT

DATE:	January 24, 2012

PARTIES:	Techne Corporation, a	“Company”
Minnesota corporation
614 McKinley Place N.E.
Minneapolis, Minnesota 55413

	Kevin Reagan	“Employee”

RECITALS:

A. Employee has been offered and has accepted the position of Vice President of Immunology, pursuant to the terms of a written offer letter, dated December 6, 2011; and

B. Pursuant to such offer and acceptance, the Company and Employee desire to enter into this Employment Agreement (“Agreement”) regarding Employee’s position as Vice President of Immunology.

AGREEMENTS:

ARTICLE 1.

TERM OF EMPLOYMENT: DUTIES AND SUPERVISION

1.1) Parties. The parties to this Agreement are Kevin Reagan (“Employee”) and Techne Corporation (“Company”). As used herein, Company refers to Techne Corporation and its subsidiaries including Research and Diagnostic Systems, Inc. (“R&D”), unless specifically provided otherwise. All of the rights and obligations created by this Agreement may be performed by or enforced by or against the Company or R&D or other appropriate subsidiary.

1.2) Term of Employment. The Company hereby agrees to employ Employee as Vice President of Immunology of the Company effective [ ], 201[] (the “Effective Date”) and continuing through June 30, 2015 unless earlier terminated as provided in Article 5 hereof.

1.3) Duties and Supervision. During the term of this Agreement, Employee agrees to devote his full time and best efforts to the business and affairs of the Company, and to perform such services and duties Employee may from time to time be assigned by the Company, and specifically its President.

ARTICLE 2.

COMPENSATION

2.1) Salary. The Company will pay Employee an initial annualized base salary of $260,000 for services to be rendered hereunder, less required and authorized withholding and deductions under all applicable laws and regulations (including but not limited to taxes on the value of the monthly apartment rent paid by the Company on behalf of Employee pursuant to Section 3.2 of this Agreement). Employee shall be paid bi-weekly or in accordance with the usual payroll practices of the Company. Each fiscal year (July 1 – June 30) during the term of Employee’s employment by the Company under this Agreement, Employee’s annual base salary shall be reviewed and may be adjusted by Company’s Compensation Committee in its sole discretion. The first such review and potential adjustment shall occur no earlier than September 1, 2012.

2.2) Management Incentive Bonus Plan. During each fiscal year of the term of Employee’s employment (beginning with the fiscal year ending June 30, 2012), Employee shall be eligible to earn a bonus in accordance with the then-existing terms of the Company’s management incentive plan, as may be adopted by the Company’s Compensation Committee from time-to-time. The bonus amount, if any, the performance standards for earning such bonus, and the determination of whether the standards have been met shall be established and made annually by the Compensation Committee of the Company. The Company may, but is not required to, pay some or all of any bonus earned by Employee in the form of stock options. Such options are to be granted after the receipt of the Company’s final audit report of the applicable fiscal year and the exercise price is to be based on the fair market value of the Company’s common stock on the date of grant.

2.3) Options. On the Effective Date, the Company shall issue to Employee, pursuant to the Company’s 2010 Equity Incentive Plan, incentive stock options to purchase an aggregate of 15,000 shares of the Company’s common stock. Except as otherwise provided in the agreement governing the award, the options will have a seven (7) year term and will vest annually in equal portions over a period of three (3) years beginning on the one-year anniversary date of the Effective Date. The exercise price of the options will be equal to the fair market value of the Company’s shares on the date the options are issued. If the number of shares vesting for a Participant in any single year exceeds the limit established by Section 422 of the Internal Revenue Code for incentive stock option treatment, the option shall be deemed an incentive stock option to the extent of the number of shares within the limit and a nonqualified stock option the extent of the number of shares that exceed the limit.

2.4) Start-Up Bonus. On the Effective Date, the Company shall pay to Employee $25,000 by cash, check or wire transfer of immediately available funds, which shall be taxed at the bonus rate.

2.5) Other Employee Compensation and Benefits. In addition to the compensation and benefits provided to Employee in Sections 2.1 through 2.4 hereof, Employee shall be entitled to participate in other employee compensation and benefit plans from time to time established by the Company and made available generally to all employees to the extent that Employee’s age, tenure and title make him eligible to receive those benefits. Employee shall participate in such compensation and benefit plans on an appropriate and comparable basis determined by the Board of Directors by reference to all other employees eligible for participation. With regard to all insured benefits to be provided to Employee, benefits shall be subject to due application by Employee. The Company has no obligation to pay insured benefits directly and such benefits are payable to Employee only by the insurers in accordance with their policies.

2.6) Paid Time Off. Employee shall be entitled to accrue up to four weeks of PTO per fiscal year (prorated for partial years of service). Such PTO shall be subject to the Company’s PTO policies as they may exist from time to time. Employee shall not be reimbursed for unused personal days or sick days upon his termination from employment regardless of the reason, whether voluntary or involuntary.

ARTICLE 3.

PAYMENT OF CERTAIN EXPENSES

3.1) Business Expenses. In order to enable Employee to better perform the services required of him hereunder, the Company shall pay or reimburse Employee for business expenses in accordance with policies to be determined from time to time by the Board of Directors. Employee agrees to submit documentation of such expenses as may be reasonably required by Company.

3.2) Temporary Housing and Relocation Expenses. The Company shall pay, on behalf of Employee, up to $3,000 per month in rent for a two-bedroom furnished apartment for up to twelve (12) months. The Employee agrees to provide the Human Resources Department of the Company with written 60-day notice prior to vacating such apartment. The Company shall also provide Employee with six round trip paid airline tickets from California to Minnesota. Additionally, the Company shall reimburse Employee up to $40,000 of Employee’s moving expenses from California to Minnesota, within a reasonable period of time after Employee’s proper submission of receipts for non-taxable expenses.

ARTICLE 4.

INVENTIONS, PROPRIETARY INFORMATION AND COMPETITION

4.1) Prior Agreement. Neither the execution of this Agreement nor any provision in it shall be interpreted as rescinding or revoking the Employee Agreement With Respect To Inventions, Proprietary Information, and Unfair Competition previously entered into between the Company and Employee as of [ ], 2011 (the “Prior Inventions, Proprietary Information, and Unfair Competition Agreement”). The Company and Employee hereby agree that the terms and conditions of such Prior Inventions, Proprietary Information, and Unfair Competition Agreement shall continue in full force and effect and shall apply to all businesses of the Company, including not only business conducted by the Company but also to business conducted through the Company or any subsidiary or venture of the Company now existing or hereafter created. The termination of this Agreement or Employee’s employment shall not terminate Employee’s obligations under the Prior Inventions, Proprietary Information, and Unfair Competition Agreement, the terms and conditions of which shall survive termination of this Agreement and termination of Employee’s employment for any reason, whether voluntary or involuntary.

ARTICLE 5.

TERMINATION

5.1) Events of Termination. Employee’s employment with the Company shall be “at will,” meaning either Employee or the Company may terminate this Agreement and the employment relationship at any time, with or without cause, and with or without advance notice. In addition, Employee’s employment shall terminate as follows:

(A) By mutual written agreement of the parties;

(B) Upon death of Employee;

(C) Upon written notice by the Company to Employee in connection with the merger, sale of the business, or change in control of the Company, provided that the salary and bonus continuation provisions of Article 6.1 of this Agreement are met;

(D) Upon written notice by the Company to Employee in connection with the occurrence of physical or mental disability of Employee to such an extent that Employee is unable to carry on the essential functions of Employee’s position, with or without reasonable accommodation, and such inability continues for a period of three months or such other period as may be required by applicable law. Nothing in this Section 5.1(D) shall limit the right of either Party to terminate Employee’s employment under one of the other provisions of this Section 5.1.

5.2) Records and Files. In the event of termination of employment of Employee for any reason (whether voluntary or involuntary and whether by Company, any successor or assign of the Company, or Employee), possession of each corporate file and record shall be retained by the Company, and Employee or his heirs, assigns and legal representatives shall have no right whatsoever in any such material, information or property. To the extent such material, information or property is in the possession of Employee, Employee shall return such material, information or property to the Company within five business days of termination of employment.

ARTICLE 6.

TERMINATION BENEFITS

6.1) Termination Benefits. In the event Employee’s employment by the Company is terminated by the Company or an acquirer of the Company in connection with a merger, sale or “change in control” of the Company, Employee shall be paid at the time of such termination a lump sum amount equal to the base salary and cost of benefits which would otherwise have been paid under the terms of this Agreement had this Agreement continued to be enforced for twelve (12) months from the date of termination and a pro-rata portion of the management incentive bonus Employee would have been entitled to receive pursuant to Section 2.2 hereof, if any, during the fiscal year in which termination occurred; provided, however, that Employee shall be entitled to the payment set forth in this Section 6.1 only if he executes and does not rescind a release agreement in a form supplied by the Company, which will include, but not be limited to, a comprehensive release of claims against the Company and all related parties, in their official and individual capacities. For purposes of this Section 6.1, “change in control” means the acquisition in one or more transactions by a single party, or any number of parties acting in concert, of a majority of the outstanding shares of voting stock of the Company. Notwithstanding anything in this Agreement to the contrary, if the payment described in this Section 6.1 is subject to the requirements of Internal Revenue Code Section 409A and the Company determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment, such payment shall not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment.

ARTICLE 7.

MODIFICATIONS

7.1 Modifications. Except as provided in Section 4.1 above, this Agreement supersedes all prior agreements and understandings between the parties relating to the employment of Employee by the Company and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Employee’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

ARTICLE 8.

GOVERNING LAW AND SEVERABILITY

8.1) Governing Law. The validity, enforceability, construction and interpretation of this Agreement shall be governed by the laws of the State of Minnesota.

8.2) Severability. If any term of this Agreement is deemed unenforceable, void, voidable, or illegal, such unenforceable, void, voidable or illegal term shall be deemed severable from all other terms of this Agreement, which shall continue in full force and effect and the Company and Employee expressly acknowledge that a court of competent jurisdiction may, at the Company’s request, modify and thereafter enforce any of the terms, conditions, and covenants contained in this Agreement.

ARTICLE 9.

BINDING EFFECT

9.1) Binding Effect. The breach by the Company of any other agreement or instrument between the Company and Employee shall not excuse or waive Employee’s performance under, or compliance with, this Agreement. This Agreement shall be assignable by the Company and shall be binding upon and inure to the benefit of Company, its successors and assigns. The rights of Employee hereunder are personal and may not be assigned or transferred except as may be agreed to in writing by the Company.

ARTICLE 10.

ARBITRATION

10.1) Arbitration. Any dispute arising out of or relating to (i) this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or (ii) Employee’s application or candidacy for employment, employment and/or termination of employment with Company including, but not limited to, any and all disputes, claims or controversies relating to discrimination, harassment, retaliation, wrongful discharge, and any and all other claims of any type under any federal or state constitution or any federal, state, or local statutory or common law shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota. This agreement to arbitrate does not include worker’s compensation claims, claims for unemployment compensation, or any injunctive or other relief to which the Company may be entitled in accordance with the Prior Inventions, Proprietary Information, and Unfair Competition Agreement referred to in Section 4.1 herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be dated as of the day and year first above written.

TECHNE CORPORATION

By	/s/ Thomas E Oland
Its President

“Company”

/s/ Kevin Reagan
Kevin Reagan

“Employee”